Exhibit 99.1

Contacts:
Lawrence D. Firestone Advanced Energy Industries, Inc. 970.407.6570 lawrence.firestone@aei.com	Annie Leschin Advanced Energy Industries, Inc. 970.407.6555 ir@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES AGREEMENT TO SELL AERA MASS FLOW CONTROLLER AND RELATED PRODUCT LINES TO HITACHI METALS, LTD.
FORT COLLINS, Colo., July 21, 2010—Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) (the “Company” or “Advanced Energy”) today announced that the Company has entered into an agreement to sell its Aera® mass flow control and related product lines and real property in Japan to Hitachi Metals, Ltd., part of Hitachi Metals Group, for $44 million in cash, subject to adjustment based on the inventory balance at closing. Subject to the satisfaction of customary closing conditions, the Company anticipates the closing of this transaction within the third quarter of 2010.
“The sale of our Aera mass flow controller product line represents a significant step in our strategy to focus our global resources on power conversion,” said Dr. Hans Betz, Chief Executive Officer of Advanced Energy. “Our core technology portfolio in power conversion for the semiconductor, flat panel display, solar panel and other thin film markets as well as grid-tied PV inverters is the foundation of our long-term growth strategy. These markets provide tremendous growth opportunities as we continue to develop technologies and scale our business to address them.”
At closing, the Company will transfer substantially all of the assets associated with the Aera product lines to Hitachi Metals, Ltd., which will assume certain related liabilities as well as global sales for the Aera product lines. During a transition period, the Company has agreed to provide manufacturing support and certain other services to enable Hitachi Metals, Ltd. to complete the transition without interruption in business flow. Both companies will work to maintain the highest quality service and support throughout the transition for customers using the Aera flow products. It is also contemplated that Hitachi Metals, Ltd. will leverage the Company’s worldwide service infrastructure and have the Company become an authorized service provider for Hitachi Metals, Ltd. to service products in all countries other than Japan.
“Hitachi Metals, Ltd. is a highly capable materials manufacturer, and the Aera product lines are complementary to their current business. We are working together to ensure a seamless transition for our mass flow control customers worldwide,” continued Dr. Betz.
     “We are very pleased to add the high-quality Aera product line to our product portfolio,” said Mr. Hiroyuki Fujii, Executive President of Hitachi Metals, Ltd. “This acquisition increases our industry presence in these strategic markets. Advanced Energy has built a great reputation in the semiconductor, flat panel display and solar panel market, and it is our honor to acquire these products and carry forward the strong heritage of the Aera product line.”
The Aera product lines had sales of $11.9 million in the first quarter of 2010 and $15.1 million in the second quarter of 2010. As a result of the sale, the Company’s assets are classified as held for sale on the balance sheet as of June 30, 2010, and results from continuing operations will be reduced by the revenue and costs associated with the mass flow controller business and will be included in the discontinued operations line on the income statement. Further financial detail regarding the amounts related to the mass flow controller business are included in the financial tables attached.
GCA Savvian served as the financial advisor and provided a fairness opinion to Advanced Energy related to the transaction.
This press release should be read in conjunction with our earnings release dated July 21, 2010. As previously announced, management will host a conference call tomorrow, Thursday July 22, 2010, at 8:30 a.m. Eastern Daylight Time to discuss Advanced Energy’s financial results, including the transaction described herein. Domestic callers may access this conference call by dialing (888) 713-4717. International callers may access the call by dialing (816) 650-2836. Participants will need to provide a conference pass code 86106130. For a replay of this teleconference, please call (800) 642-1687 or (706) 645-9291, and enter the pass code 86106130. The replay will be available through 12:00 a.m. Eastern Daylight Time, July 24, 2010. A webcast will also be available on the Investor Relations web page at http://ir.advanced-energy.com.

Forward-Looking Language
Statements in this press release concerning the proposed transaction and future business, operating and financial condition of the Company and Hitachi Metals, Ltd. including expectations regarding revenues, gross margins, and operating expenses for future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: satisfaction of the closing conditions under the definitive agreement and the successful completion of closing, the amount of the final purchase price, our ability to transition the Aera product line post closing; Hitachi Metals, Ltd.’s ability to successfully integrate the Aera product line post closing and our expectations surrounding the benefits of the transaction; as well as the effects of global macroeconomic conditions upon demand for our products, the volatility and cyclicality of the industries the Company serves, particularly the semiconductor industry, and unanticipated changes to management’s reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the Company on the date of this press release. The Company assumes no obligation to update the information in this press release.
About Advanced Energy
Advanced Energy is a global leader in innovative power and control technologies for high-growth, thin-film manufacturing and solar-power generation. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.
About Hitachi Metals Group
The Hitachi Metals Group is an integral supplier of highly functional component materials that draw on its competitive core technologies. With products that are recognized as leading global brands, the Group operates in the automobile, electronics and industrial infrastructure-related markets, guided by the overarching theme of “global environmental protection.”
Please visit www.hitachi-metals.co.jp for more information.
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FLOW BUSINESS BY QUARTER
(in thousands)

	Three Months Ended
	March 31, 2010	June 30, 2010
Total sales	$11,865	$15,084
Cost of sales	7,964	9,754

Gross profit	3,901	5,330
OPERATING EXPENSES:
R&D	447	444
Selling, general and administrative	1,054	1,159
Intangible amortization	122	124

Total Operating Expenses	1,624	1,727

Operating Income	2,277	3,603
Other Income (Expense)	—	—

Pre-tax income	2,277	3,603
Provision for income taxes	911	1,442

Net Income	$1,366	$2,161

Diluted Earnings per Share	$0.03	$0.05